Exhibit 3.73

LIMITED PARTNERSHIP AGREEMENT

OF

W2007 STRATOSPHERE LAND PROPCO, L.P.

This LIMITED PARTNERSHIP AGREEMENT of W2007 Stratosphere Land Propco, L.P. (the “Partnership”), dated and effective as of February 20, 2008 (as amended from time to time, this “Agreement”), by and between (i) W2007 ACEP First Mezzanine A Borrower, L.P., a Delaware limited partnership, in its capacity as the sole limited partner of the Partnership (the “Limited Partner”); and (ii) W2007 Stratosphere Land Gen-Par, L.L.C., a Delaware limited liability company, in its capacity as the sole general partner of the Partnership (the “General Partner”) (the Limited Partner and the General Partner, and each substitute or additional partner of the Partnership are hereinafter each referred to as a “Partner” and collectively referred to as the “Partners”).

R E C I T A L S

WHEREAS, W2007 Stratosphere Land Propco, L.L.C. (the “LLC”) was formed by W2007/ACEP Holdings, LLC, a Delaware limited liability company (“ACEP Holdings”), as its sole equity member, pursuant to the statutes and laws of the State of Delaware relating to limited liability companies, including, without limitation, the Delaware Limited Liability Company Act (6 Del. C. Section 18-101, et seq.), as amended from time to time (the “LLC Act”), by (i) the filing of a Certificate of Formation of the LLC, dated as of February 7, 2008, in the Office of the Secretary of State of the State of Delaware on February 7, 2008 and (ii) the execution of that certain Limited Liability Company Agreement dated as of the date hereof and effective as of February 7, 2008;

WHEREAS, pursuant to that certain Omnibus Assignment of Interests (90 Oakey Holdings, LLC & Equity VII, LLC), dated as of February 19, 2008, by and among W2007 Finance Sub, LLC, a Delaware limited liability company (“Finance Sub”), Whitehall Parallel Global Real Estate Limited Partnership 2007, a Delaware limited partnership (“Whitehall Parallel”), and the LLC, (i) Finance Sub and Whitehall Parallel collectively assigned, transferred and conveyed 100% of the limited liability company interests in 90 West Oakey Holdings, LLC, a Delaware limited liability company (“90 West Oakey Holdings”), to the LLC and the LLC was admitted to 90 West Oakey Holdings as its sole equity member, (ii) Finance Sub and Whitehall Parallel collectively assigned, transferred  and  conveyed 100% of the limited liability company interests in Equity VII, LLC, a Delaware limited liability company (“Equity VII”), to the LLC and the LLC was admitted to Equity VII as its sole equity member and (iii) immediately following such admissions, Finance Sub and Whitehall Parallel each ceased to be a member of each of 90 West Oakey Holdings and Equity VII;

WHEREAS, pursuant to that certain Omnibus Agreement of Merger (90 West Oakey Holdings LLC; 90 West Oakey, LLC; & Equity VII, LLC), dated as of February 19, 2008, by and among the LLC, Equity VII, 90 West Oakey Holdings and 90 West Oakey, LLC, a Delaware limited liability company (“90 West Oakey”), and pursuant to Section 18-209 of the LLC Act, (i) 90 West Oakey was merged with and into 90 West Oakey Holdings, with 90 West Oakey Holdings continuing as the surviving entity, as evidenced by the filing with the Office of the Secretary of State of the State of Delaware of a Certificate of Merger (the “90 West Oakey Merger”) on February 19, 2008, (ii) upon the effectiveness of the 90 West Oakey Merger the separate existence of 90 West Oakey ceased, 90 West Oakey Holdings acquired all of the rights privileges, powers and franchises of 90 West Oakey and all of the property of 90 West Oakey vested in 90 West Oakey Holdings, (iii) each of 90 West Oakey Holdings and Equity VII merged with and into the LLC, with the LLC continuing as the surviving entity, as evidenced by the filing with the Office of the Secretary of State of the State of Delaware of Certificates of Merger (the “Stratosphere Land Merger”) on February 19, 2008 and (iv) upon the effectiveness of the Stratosphere Land Merger the separate existence of  each of 90 West Oakey Holdings and Equity VII ceased, the LLC acquired all of the rights privileges, powers and franchises of each of 90 West Oakey Holdings and Equity VII and all of the property of each of  90 West Oakey Holdings and Equity VII vested in the LLC.

WHEREAS, pursuant to that certain Omnibus Assignment of Interests (Propcos, Propco Gen-Pars, Ninth Mezz Co-Borrowers & Ninth Mezz Gen-Pars), dated as of the date hereof, by and among ACEP Holdings, Stratosphere LLC, a Delaware limited liability company (“Stratosphere LLC”), Stratosphere Land LLC, a Delaware limited liability company (“Stratosphere Land LLC”), Aquarius Gaming LLC, a Nevada limited liability company (“Aquarius LLC”), Arizona Charlie’s, LLC, a Nevada limited liability company (“Arizona Charlie’s LLC”), and Fresca, LLC, a Nevada limited liability company (“Fresca LLC”), among other things, ACEP Holdings assigned, transferred and conveyed a 100% limited liability company interest in the LLC to Stratosphere Land LLC and Stratosphere Land LLC was admitted to the LLC as a member and, immediately following such admission, ACEP Holdings ceased to be a member of the LLC;

WHEREAS, pursuant to that certain Grant, Bargain, Sale Deed, dated as of the date hereof, by and between Stratosphere Land LLC and the LLC, Stratosphere LLC granted, bargained, sold and conveyed the property described on Exhibit C attached hereto (together with the real property acquired by the LLC as a result of the 90 West Oakey Merger and the Stratosphere Land Merger, the “Property”) to the LLC;

WHEREAS, pursuant to that certain Omnibus Admission of Non-Economic Members (Propco), dated as of the date hereof, by and among Stratosphere LLC, Stratosphere Land LLC, Aquarius LLC, Arizona Charlie’s LLC, Fresca, LLC, the General Partner, W2007 Stratosphere Gen-Par, L.L.C., a Delaware limited liability company, W2007 Aquarius Gen-Par, L.L.C., a Delaware limited liability company, W2007 Arizona Charlie’s Gen-Par, L.L.C., a Delaware limited liability company, and

W2007 Fresca Gen-Par, L.L.C., a Delaware limited liability company, among other things, the General Partner was admitted to the LLC as a non-economic member;

WHEREAS, pursuant to that certain Omnibus Assignment of Interests (Propcos & Propco Gen-Pars), dated as of the date hereof, by and among Stratosphere LLC, Stratosphere Land LLC, Aquarius LLC, Arizona Charlie’s LLC, Fresca, LLC, the Limited Partner and W2007 ACEP First Mezzanine B Borrower, L.P., a Delaware limited partnership, among other things, (i) Stratosphere Land LLC assigned, transferred and conveyed a 100% limited liability company interest in the General Partner to the Limited Partner and the Limited Partner was admitted to the General Partner as its sole equity member, (ii) Stratosphere Land LLC assigned, transferred and conveyed a 100% limited liability company interest in the LLC to the Limited Partner and the Limited Partner was admitted to the LLC as a member and (iii) immediately following such admissions, Stratosphere LLC both ceased to be a member of the General Partner and ceased to be a member of the LLC;

WHEREAS, on the date hereof, the LLC was converted to a limited partnership pursuant to Section 17-217 of the Delaware Revised Uniform Limited Partnership Act (6 Del. C. § 17-101, et seq.), as amended from time to time (the “Act”), and Section 18-216 of the LLC Act, by causing the filing with the office of the Secretary of State of the State of Delaware of a Certificate of Conversion to Limited Partnership and a Certificate of Limited Partnership (the “Certificate of Limited Partnership” and such conversion, the “Conversion”);

WHEREAS, effective as of the time of the Conversion, (i) the Limited Liability Company Agreement of the LLC and all other existing organizational documents of the LLC were replaced and superseded in their entirety by this Agreement and the Certificate of Limited Partnership, (ii) the General Partner was admitted as the sole general partner of the Partnership, and the Limited Partner was admitted as the sole limited partner of the Partnership and (iii) the General Partner and the Limited Partner continued the business of the LLC without dissolution in the form of a Delaware limited partnership governed by this Agreement.

NOW, THEREFORE, in order to carry out their intent as expressed above and in consideration of the mutual agreements hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

1.             Name.  The name of the Partnership continued hereby is W2007 Stratosphere Land Propco, L.P.

2.             Purpose.  (a)  The Partnership was solely formed for the purpose of acquiring, financing, refinancing, holding, developing, owning, selling, leasing, transferring, exchanging, managing, maintaining and operating the Property, entering into and performing its obligations under the Loan Documents (as defined below), refinancing the Property in connection with a permitted repayment of the Loan (as defined below) in accordance with the Loan Agreement (as defined below) and transacting any and all lawful business that is incident, necessary and appropriate to accomplish the foregoing.  Notwithstanding anything contained herein to the contrary, unless and until that certain loan in the original principal amount of one billion one hundred seven million nine hundred ninety nine thousand nine hundred ten dollars ($1,107,999,910)  (the “Loan”) and evidenced by that certain Loan Agreement, dated as of the date hereof (as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Loan Agreement”), among Goldman Sachs Commercial Mortgage Capital, L.P., a Delaware limited partnership (together with its successors and assigns, “Lender”), the Partnership, W2007 Aquarius Propco, L.P., W2007 Stratosphere Propco, L.P., W2007 Arizona Charlie’s Propco, L.P. and W2007 Fresca Propco, L.P. is no longer outstanding, or unless otherwise approved by Lender, the Partnership shall not engage in any business, and it shall have no purpose, unrelated to that described in the first sentence of this Section 2(a) and shall not acquire any real property or own assets other than such assets and interests as are necessary or desirable and are not prohibited by the terms of the Loan Agreement for the Partnership to own in conjunction with carrying out the purposes of the Partnership.  Except to the extent permitted in the Loan Agreement, the Partnership shall not engage in any business other than the acquisition, financing, refinancing, holding, development, ownership, sale, leasing, transferring, exchanging, management, maintenance and operation of the Property.

(b)           The Partnership, and the General Partner on behalf of the Partnership, are hereby authorized to enter into, execute, deliver and perform the agreements set forth in Exhibit A attached hereto and any and all other documents, instruments, contracts, papers, certificates, guaranties, indemnities or agreements necessary, appropriate or desirable to effect, consummate or facilitate the transactions and arrangements contemplated by the Loan Agreement (including, without limitation, financing statements) (the “Loan Documents”) without any further act, vote or approval of any Person (as defined herein), notwithstanding any other provision of this Agreement to the contrary.  The foregoing authorization shall not be deemed a restriction on the power of the General Partner to enter into other agreements on behalf of the Partnership in accordance with the terms of this Agreement and the Loan Agreement.

(c)           The existence of the Partnership as a separate legal entity shall continue until cancellation of the Certificate of Limited Partnership of the Partnership as provided in this Agreement and under the Act.

(d)           Upon the occurrence of any event that causes the Limited Partner to cease to be a limited partner of the Partnership (other than upon an assignment by the Limited Partner of all of its limited partner interest in the Partnership and the admission of the transferee as a limited partner pursuant to Sections 14 and 15), the person acting as a Springing Limited Partner (as defined below) shall, without any action of any Person and simultaneously with the Limited Partner ceasing to be a limited partner of the Partnership, automatically be admitted to the Partnership as a Special Limited Partner (as defined below) and shall continue the Partnership without dissolution.  No Special

Limited Partner may resign from the Partnership or transfer its rights as Special Limited Partner unless a successor Special Limited Partner has been admitted to the Partnership as Special Limited Partner by executing a counterpart to this Agreement; provided, however, the Special Limited Partner shall automatically cease to be a limited partner of the Partnership upon the admission to the Partnership of a substitute Limited Partner.  The Special Limited Partner shall be a limited partner of the Partnership that has no interest in the profits, losses and capital of the Partnership and has no right to receive any distributions of Partnership assets.  A Special Limited Partner shall not be required to make any capital contributions to the Partnership and shall not receive a limited partner interest in the Partnership.  A Special Limited Partner, in its capacity as Special Limited Partner, may not bind the Partnership.  Except as required by any mandatory provision of the Act or this Agreement, the Special Limited Partner, in its capacity as Special Limited Partner, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, the Partnership, including, without limitation, the merger, consolidation or conversion of the Partnership.  In order to implement the admission to the Partnership of the Special Limited Partner, the person acting as a Springing Limited Partner shall execute a counterpart to this Agreement.  Prior to its admission to the Partnership as Special Limited Partner, the person acting as a Springing Limited Partner shall not be a limited partner of the Partnership.

“Special Limited Partner” means, upon such Person’s admission to the Partnership as a limited partner of the Partnership pursuant to this Section 2(d), a person acting as a Springing Limited Partner, in such person’s capacity as a limited partner of the Partnership.  A Special Limited Partner shall only have the rights and duties expressly set forth in this Agreement.

“Springing Limited Partner” means a Person who is not a limited partner, but who has executed a counterpart of this Agreement in order that, upon the occurrence of the conditions set forth in this Section 2(d), such Person can become the Special Limited Partner in order that the Partnership at all times shall have at least one limited partner.

3.             Registered Office; Registered Agent.  The address of the registered office of the Partnership in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.  The name and address of the registered agent of the Partnership for service of process on the Partnership in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

4.             Principal Place of Business.  The principal place of business of the Partnership is 85 Broad Street, 10th Floor, New York, New York 10004.

5.             Partners.  (a)  The name of the sole general partner of the Partnership is W2007 Stratosphere Land Gen-Par, L.L.C.  The name of the sole limited partner of the Partnership is W2007 ACEP First Mezzanine A Borrower, L.P.

(b)           For the purposes of this Agreement, “Affiliate” shall mean, as to any Person (as defined herein), any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with, such Person.  As used in this definition, the term “control” means the ownership, directly or indirectly, of at least 51% of the equity interests in and the right to at least 51% of distributions from such Person and/or possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.

(c)           For the purposes of this Agreement, “Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

(d)           Subject to the express terms of this Agreement, which shall take precedence, the Partners shall have all of the rights and powers granted to the Partners pursuant to the Act.

(e)           To the fullest extent permitted by law, each Partner waives any and all rights that it may have to maintain an action for partition of the Partnership’s property.

(f)            No Limited Partner shall have the right, privilege, or power to perform any act on behalf of the Partnership, including, without limitation, executing or delivering any contracts, agreements, assignments, leases, mortgages and other security instruments and deeds and all other documents and instruments.

(g)           Notwithstanding anything to the contrary, so long as the Loan is outstanding, (i) the Partnership shall have one general partner which, to the fullest extent permitted by law, including Section 17-1101(d) of the Act, shall consider only the interests of the Partnership and (ii) the General Partner shall at all times have at least two Non-Economic Members (as defined in the Amended and Restated Limited Liability Company Agreement of the General Partner, dated as of the date hereof (the “Limited Liability Company Agreement of the General Partner”).

(h)           Subject to Section 18, a Partner may act by written consent.

6.             Management of the Partnership.  The management of the Partnership shall be vested exclusively in the General Partner.  The Limited Partner shall have no part in the management of the Partnership and shall have no authority or right to act on behalf of the Partnership in connection with any matter.

7.             Authority of the General Partner.  (a)  Subject to Section 18, the General Partner shall have the power on behalf and in the name of the Partnership to carry out any and all of the objects and purposes of the Partnership set forth in Section 2 and to perform all acts which it may deem necessary or advisable except to the extent otherwise provided in this Agreement (including in Section 18).

(b)           The Limited Partner agrees that all determinations, decisions and actions made or taken by the General Partner shall be conclusive and absolutely binding upon the Partnership, the Limited Partner and their respective successors, assigns and personal representatives.

(c)           No Partner shall have the authority to take any action that will cause the Partnership to violate this Agreement.

8.             Organizational Expenses.  The General Partner shall be solely responsible for the expenses of organizing the Partnership.

9.             Bank Account.  All funds of the Partnership shall be deposited in a bank account or accounts opened in the name of the Partnership.  The General Partner shall determine the institution or institutions at which such accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds maintained therein.

10.           Dissolution.  Subject to Section 18 of this Agreement, the Partnership shall dissolve, and its affairs shall be wound up upon the first to occur of the following:  (a) unless the Loan is still outstanding, the sale or disposition of all of the Partnership’s assets and receipt of the final payment of any installment obligation received as a result of any such sale or disposition, (b) unless the Loan is still outstanding, the written consent of the General Partner, which consent of the General Partner shall require, in turn, the prior unanimous written consent of its members (including both of its Non-Economic Members (as defined in the Limited Liability Company Agreement of the General Partner)) and managers, if any, (c) the occurrence of an event of withdrawal (as defined in the Act) with respect to a General Partner, other than an event of withdrawal set forth in Section 17-402(a)(4) or (5) of the Act; provided, the Partnership shall not be dissolved and required to be wound up in connection with any of the events specified in this clause (c) if (1) at the time of the occurrence of such event there is at least one remaining general partner of the Partnership who is hereby authorized to and shall carry on the business of the Partnership, or (2) if at such time there is no remaining General Partner, if within 120 days after such event of withdrawal, the Limited Partner agrees in writing or vote to continue the business of the Partnership and to appoint, effective as of the day of withdrawal, one or more additional general partners, or (3) the Partnership is continued without dissolution in a manner permitted by the Act or this Agreement, (d) there are no limited partners of the Partnership unless the business of the Partnership is continued in accordance with the Act and this Agreement, or (e) the entry of a decree of judicial dissolution under Section 17-802 of the Act.

Notwithstanding anything to the contrary in this Agreement, upon the occurrence of any event that causes any general partner to cease to be a general partner of the Partnership, to the fullest extent permitted by law, the remaining partners are hereby authorized to, and shall, within 90 days after the occurrence of the event that caused the general partner to cease to be a general partner of the Partnership, agree in writing (i) to continue the business of the limited partnership and (ii) to appoint, effective as of the date of withdrawal, at least one, and more if necessary or desired, additional general partners, which general partners shall be authorized, without any further action, to act in the same capacity as the General Partner.

Notwithstanding any other provision of this Agreement, upon the occurrence of any event that results in any general partner ceasing to be a general partner in the Partnership under the Act, to the fullest extent permitted by law, if at the time of the occurrence of such event there is at least one remaining general partner of the Partnership, such remaining general partner(s) of the Partnership is (are) hereby authorized to and, to the fullest extent permitted by law, shall carry on the business of the Partnership.

Notwithstanding anything to the contrary in this Agreement, upon the occurrence of any event that causes the last remaining limited partner of the Partnership to cease to be a limited partner of the Partnership, to the fullest extent permitted by law, the general partner(s) and the personal representative of such limited partner is hereby authorized to, and shall, within 90 days after the occurrence of the event that caused the last remaining limited partner to cease to be a limited partner, agree in writing (i) to continue the Partnership and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute limited partner of the Partnership, effective as of the occurrence of the event that caused the last remaining limited partner to cease to be a limited partner.

Notwithstanding any other provision of this Agreement, the Bankruptcy (as defined herein) of a General Partner or the occurrence of any event set forth in Sections 17-402(a)(4) or (5) of the Act with respect to a General Partner shall not cause such General Partner to cease to be a general partner of the Partnership and upon the occurrence of such an event, the business of the Partnership shall continue without dissolution.  For purposes of this Agreement, “Bankruptcy” means, with respect to any Person, (a) such Person filing a voluntary petition under the federal bankruptcy code (11 U.S.C. §§ 101 et seq.) (the “Bankruptcy Code”) or any other federal or state bankruptcy or insolvency law, (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited, petitioning creditors for any involuntary petition against such Person, (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law, (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, liquidator, assignee, trustee, sequestrator or any similar official for such Person or any portion of its assets, or (e) such Person making a general assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.

Notwithstanding any other provision of this Partnership Agreement, the Bankruptcy of the Limited Partner or the Special Limited Partner shall not cause the Limited Partner or the Special Limited Partner, respectively, to cease to be a limited partner of the Partnership and upon the occurrence of such an event, the Partnership shall continue without dissolution.

In the event of dissolution, the Partnership shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Partnership in an orderly manner), and the assets of the Partnership shall be applied in the manner, and in the order of priority, set forth in Section 17-804 of the Act.

Notwithstanding anything to the contrary, so long as the Loan is outstanding, the Partnership, to the fullest extent permitted by law, shall not engage in any dissolution, liquidation, consolidation, merger or sale of all or substantially all of the assets without the written consent of the Lender.

11.           Percentage Interests.  As of the date hereof, the Partners shall have the percentage interests set forth on Annex I hereto (the “Percentage Interests”).

12.           Additional Contributions.  The Partners are not required to make any additional capital contribution to the Partnership.  However, the Partners may make additional capital contributions to the Partnership.

13.           Distributions.  Subject to the limitations of Section 18, distributions shall be made to the Partners at the times and in the aggregate amounts determined by the General Partner.  Notwithstanding any provision to the contrary contained in this Agreement, the Partnership shall not make a distribution to a Partner on account of its interest in the Partnership if such distribution would violate the Act, any other applicable law or this Agreement.

14.           Assignments.  (a)  As long as the Loan is outstanding, except for transfers expressly permitted by the Loan Documents, the General Partner may not transfer or assign in whole or in part its partnership interests in the Partnership.

(b)           If a General Partner is permitted to transfer any of its interest in the Partnership in accordance with this Section 14, the transferee shall be admitted as a substitute general partner of the Partnership or substitute limited partner of the partnership, as the case may be, upon its execution of an instrument (which may be a counterpart signature page to this Agreement) signifying its agreement to be bound by the terms and conditions of this Agreement.  If a General Partner is permitted to transfer all of its interest in the Partnership, the admission of its transferee as a substitute partner shall be effective immediately prior to the transfer and, immediately following such admission, the transferor Partner shall cease to be a partner of the Partnership.  The parties hereto agree that following a transferor General Partner ceasing to be a general partner of the Partnership in accordance with this Agreement, any remaining general partners of the Partnership, including the transferee of such transferor General Partner, are hereby authorized to and hereby agree to continue the business of the Partnership without dissolution.  Notwithstanding anything in this Agreement to the contrary, any successor to a General Partner by merger or consolidation in compliance with the Loan Documents shall, without further act, be the General Partner hereunder, and such merger or consolidation shall not constitute an assignment for purposes of this Agreement and the Partnership shall continue without dissolution.

(c)           The Limited Partner may assign, transfer, pledge or grant a security interest in its limited partner interest in the Partnership, in whole or in part.  Subject to Section 15, if the Limited Partner assigns, transfers, pledges or grants a security interest in all of its limited partner interest in the Partnership pursuant to this Section 14, (i) the assignee or transferee, (ii) any purchaser(s) of the whole or any part of such interest at foreclosure of any such pledge or security interest, and (iii) any transferee(s) or assignee(s) of the whole or any part of such interest in lieu of foreclosure, shall be admitted to the Partnership as a limited partner of the Partnership upon its execution of an instrument (which may be a counterpart signature page to this Agreement) signifying its agreement to be bound by the terms and conditions of this Agreement.  Such admission shall be deemed effective immediately prior to the transfer or assignment referred to in clause (i), (ii) or (iii) of the immediately preceding sentence and, immediately following such admission, the transferor or assignor Limited Partner shall cease to be a limited partner of the Partnership.  Notwithstanding anything in this Agreement to the contrary, any successor to a Limited Partner by merger or consolidation in compliance with the Loan Documents shall, without further act, be the Limited Partner hereunder, and such merger or consolidation shall not constitute an assignment for purposes of this Agreement and the Partnership shall continue without dissolution.

15.           Admission of Additional Partners.  One or more additional limited partners and general partners of the Partnership may be admitted to the Partnership with the written consent of the General Partner provided that such new limited partner or general partner, as applicable, agrees to be bound by the terms of this Agreement; provided, however, that notwithstanding the foregoing, so long as the Loan remains outstanding, no additional limited partner or general partner, as applicable, may be admitted to the Partnership pursuant to this Section 15 unless expressly permitted by the Loan Documents and Section 2(d), 14 or 15 of this Agreement.

16.           Liability of Partners.  Except as provided herein or by the Act, the General Partner shall have the liabilities of a partner in a partnership without limited partners.  The Limited Partner shall have no liability under this Agreement except as provided herein or by the Act.

The profits and losses of the Partnership shall be allocated among the Partners in accordance with their Percentage Interests.  The Limited Partner shall not be liable for the repayment or discharge of the debts or obligations of the Partnership beyond the extent of the Limited Partner’s capital contribution, except as required by the Act.

17.           Governing Law.  This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles thereof), all rights and remedies being governed by said laws.

18.           Separateness.  (a)  Notwithstanding any other provision of this Agreement, unless and until the Loan is no longer outstanding, or unless otherwise approved in writing by Lender, the single purpose covenants attached hereto as Exhibit B shall govern.  In the event of conflict between anything in Exhibit B and any other provision of this Agreement, Exhibit B shall govern.  No Partner has caused or permitted, and no Partner will cause or permit, the Partnership to fail to be in compliance with Exhibit B.

(b)           Notwithstanding any other provision of this Agreement and any provision of law that otherwise so empowers the Partnership, the General Partner or any other Person, unless and until the Loan is no longer outstanding and except to the extent expressly permitted in the Loan Documents, neither the General Partner nor any other Person shall be authorized or empowered, nor shall they permit the Partnership, without the prior written consent of the General Partner (which consent of the General Partner shall require, in turn, the prior unanimous written consent of its member(s) (including both Non-Economic Members (as defined in the Limited Liability Company Agreement of the General Partner)) and the prior written consent of its managers, if any), to take any Bankruptcy Action (as defined herein); provided, however, that the General Partner may not vote on or authorize the taking of, any Bankruptcy Action, unless there are at least two Non-Economic Members of the General Partner then serving in such capacity.  As used herein, the term “Bankruptcy Action” shall mean to cause the Partnership’s Bankruptcy.

19.           Notices.  All notices provided for in this Agreement shall be in writing, duly signed by the party giving such notice, and shall be delivered, mailed via an overnight courier service or mailed by registered or certified mail, to the applicable party, at the address set forth below its name on the signature pages hereto, or at such other address as such Partner hereafter designates by written notice to the Partnership and each other Partner.  All such notices shall be deemed to have been given when received.

20.           Failure to Pursue Remedies.  The failure of any party to seek redress for violation of, or to insist upon the strict performance of, any provision of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

21.           Cumulative Remedies.  The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies.  Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

22.           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, legal representatives and assigns.

23.           Interpretation.  Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable.  All references herein to “Articles,” “Sections” and “Paragraphs” shall refer to corresponding provisions of this Agreement.

24.           Severability.  The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

25.           Counterparts.  This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document.  All counterparts shall be construed together and shall constitute one instrument.

26.           Integration.  This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

27.           Amendment.  Except to the extent expressly permitted in the Loan Agreement and unless and until the Loan is no longer outstanding, none of (x) any provision of the Partnership’s organizational documents relating to qualification as a “Single-Purpose Entity,” (y) Sections 2(a), 2(b), 5, 6, 7, 10, 13, 14, 15, 18 and 22 hereof or this Section 27 and (z) Exhibit B, shall be amended or modified without the prior written consent of Lender, except (i) to cure any ambiguity or (ii) to convert or supplement any provision in a manner consistent with the intent of this Agreement and the Loan Documents.

[Signatures follow on next page]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Limited Partnership Agreement as of the date first above written.

GENERAL PARTNER:

W2007 STRATOSPHERE LAND GEN-PAR, L.L.C., a Delaware limited liability company

By:	/s/ David Gutstadt
Name: David Gutstadt
Title: Vice President

LIMITED PARTNER:

W2007 ACEP FIRST MEZZANINE A BORROWER, L.P., a Delaware limited partnership

By:	W2007 ACEP First Mezzanine A Gen-Par, L.L.C., a Delaware limited liability company, its general partner

	By:	/s/ David Gutstadt
Name: David Gutstadt
Title: Vice President

SPRINGING LIMITED PARTNER:

/s/ Dennis E. Howarth
Dennis E. Howarth

ANNEX I

Percentage Interests of the Partners

W2007 ACEP First Mezzanine A Borrower, L.P.	100%

W2007 Stratosphere Land Gen-Par, L.L.C.	0%

EXHIBIT A

Loan Documents

1.               Loan Agreement

2.               Note(s) (as defined in the Loan Agreement)

3.               Mortgage (as defined in the Loan Agreement) (and related financing statements)

4.               Cash Management Agreement (as defined in the Loan Agreement)

5.               Blocked Account Agreement (as defined in the Loan Agreement)

6.               Environmental Indemnity (as defined in the Loan Agreement)

7.               Assignment of Interest Rate Cap Agreement (as defined in the Loan Agreement)

8.               Cooperation Agreement (as defined in the Loan Agreement)

9.               Contribution Agreement (as defined in the Loan Agreement)

10.         Collateral Assignment of Intellectual Property (as defined in the Loan Agreement)

11.         Gaming Equipment Facility Agreements (as defined in the Loan Agreement)

12.         Security Agreements (as defined the Gaming Equipment Facility Agreements)

13.         Pledges of Gaming Equipment Facility Agreements (as defined in the Loan Agreement)

14.         Subordination of Operating Lease Agreements (as defined in the Loan Agreement)

15.         Operating Leases (as defined in the Loan Agreement)

A-1

EXHIBIT B

Single Purpose Provisions

The Partnership:

(a)           shall not engage in any business unrelated to the Property,

(b)           shall not have any assets other than those related to its interest in the Property,

(c)           shall not have any debt other than Permitted Debt (as defined in the Loan Agreement),

(d)           shall maintain books, accounts, records, financial statements, stationery, invoices and checks which are separate and apart from those of any other Person (except that the Partnership’s financial position, assets, results of operations and cash flows may be included in the consolidated financial statements and tax returns of an Affiliate of the Partnership in accordance with GAAP, provided that any such consolidated financial statements shall contain a note indicating that the Partnership and its Affiliates are separate legal entities and maintain records and books of account separate and apart from any other Person),

(e)           shall comply with all of the limitations on powers and separateness requirements set forth in this Agreement as of the date hereof,

(f)            shall hold itself out as being a Person separate and apart from each other Person and not as a division or part of another Person,

(g)           shall conduct its business in its own name (except for services rendered under a management agreement with an Affiliate, so long as the manager, or equivalent thereof, under such management agreement holds itself out as an agent of the Partnership),

(h)           shall exercise reasonable efforts to correct any misunderstanding actually known to it regarding its separate identity, and maintains an arm’s-length relationship with its Affiliates, except for services rendered under a management agreement with an Affiliate that complies with the terms contained in (g) above, so long as the manager, or equivalent hereof, under such management agreement holds itself out as an agent of the Partnership,

(i)            shall pay its own liabilities out of its own funds (including the salaries of its own employees) and shall reasonably allocate any overhead that is shared with an Affiliate, including paying for shared office space and services performed by any officer or employee of an Affiliate,

B-1

(j)            shall maintain a sufficient number of employees in light of its contemplated business operations,

(k)           shall conduct its business so that the assumptions made with respect to it which are contained in the Nonconsolidation Opinion (as defined in the Loan Agreement) shall at all times be true and correct in all material respects,

(l)            shall observe all applicable limited partnership formalities in all material respects,

(m)          shall not commingle its assets with those of any other Person and shall hold such assets in its own name,

(n)           except as set forth in the Loan Documents, shall not assume, guarantee or become obligated for the debts of any other Person, and shall not hold out its credit as being available to satisfy the obligations or securities of others,

(o)           shall not acquire obligations or securities of its partners,

(p)           except as set forth in the Loan Documents, shall not pledge its assets for the benefit of any other Person and shall not make any loans or advances to any Person, and

(q)           maintains, and intends to maintain, adequate capital in light of its contemplated business operations.

Failure of the Partnership, or the General Partner on behalf of the Partnership, to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of the Partnership as a separate legal entity or the limited liability of the Limited Partner.

B-2

EXHIBIT C

Legal Description

C-1